EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made as of the 29th day of June, 2012.

BETWEEN:

DEVON CANADA, a general partnership, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Vendor")

-and-

EFL OVERSEAS, INC., a body corporate, being a state of Nevada US Corporation (hereinafter referred to as "Purchaser")

WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the interest of Vendor in and to the Assets, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

 ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)
"AFEs" means the authorities for expenditure, cash calls, operations notices, amounts budgeted pursuant to the Title Documents and mail ballots, if any, set out in Schedule "D" under the heading "AFEs";

(b)	"Affected Party" has the meaning ascribed to that term in subclause 7.1 (l) hereunder;

(c)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles, and the Miscellaneous Interests;

(d)	"Audit Period" means the period of time commencing on the date hereof and ending on 5:30 p.m. Calgary Time on the 365th day following the Closing Time;

(e)	"Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(f)	"Cash Purchase Price" means the consideration paid by Purchaser set out in clause 2.6;

(g)	"Closing" means the closing of the purchase and sale herein provided for;

(h)	"Closing Place" means the offices of Vendor, or such other place as may be agreed upon in writing by Vendor and Purchaser;

(i)	"Closing Time" means the hour of 10:00 a.m. on the later of:

(i)	July 18, 2012; or

(ii)	such other time and date as may be agreed upon in writing by Vendor and Purchaser;

(j)	"Corporate Pool Price" has the meaning ascribed to that term in subclause 7.1 (a) hereunder;

(k)	"Defaulting Party" has the meaning ascribed to that term in subclause 7.1 (m) hereunder;

(l)	"Effective Date" means the hour of 12:01 a.m., Calgary time, on the 1st day of July, 2012;

(m)	"Employee Schedule" means the schedule described and referred to in clause 12.1 hereunder;

(n)	"Employees" means those employees of Vendor described and referred to in clause 12.1 hereunder;

(o)	"Facilities" means the tangibles or facilities, if any, set out in Schedule "C" under the heading "Facilities";

(p)	"Files" has the meaning ascribed to that term in clause 2.4 hereunder;

(q)	"GST" means the Goods and Services Tax established by the Excise Tax Act (Canada);

(r)	"Lands" means the lands set out and described in Schedule "A" as to the specific lands, substances, geological formations and rights noted thereunder;

(s)
"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

(t)
"Losses" means all losses, death, injuries, damage, expenses, interest, charges, assessments, damages, liabilities, fines, penalties, actions, causes of action, suits, claims and demands, including all reasonable legal and other professional fees and expenses in relation thereto on a full recovery basis, but notwithstanding the foregoing shall not include any income tax liabilities or any liability for indirect or punitive damages including without limitation any consequential losses or loss of profits;

(u)
"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

(i)
contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation the Production and Marketing Contracts, gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

(ii)
rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights that pertain only to a well or wells other than the Wells, and excluding any fee simple rights;

(iii)	all records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

(iv)	leases for vehicles used in the conduct of operations on the Assets; and

(v)	the Wells, including the wellbores and any and all casing;

however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that they;

(i)	pertain to seismic, geophysical or geological data, engineering forecasts, evaluations and reserve estimates;

(ii)	pertain to Vendor's proprietary technology or interpretations; or

(iii)	are owned or licensed by Third Parties with restrictions on their delivery or disclosure by the Vendor to any assignee;

(v)	"Novation" has the meaning ascribed to that term in subclause 7.1 (f) hereunder;

(w)	"Party" means a party to this Agreement;

(x)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(ii)
undetermined or inchoate liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation which are not due or delinquent;

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due;

(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(v)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)
rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

(vii)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

(viii)	the terms and conditions of any leases applicable to any of the Tangibles;

(ix)
any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof, in respect of which Vendor delivers a discharge in a form and substance satisfactory to the Purchaser, acting reasonably, to Purchaser at or prior to Closing; and

(x)	all royalty burdens, liens, adverse claims, penalties, reductions in interests and other encumbrances set out in Schedule "A";

(y)
"Petroleum and Natural Gas Rights" means all rights to and in respect of the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out and described in Schedule "A";

(z)
"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

(aa)	"Post Closing Financial Obligations" has the meaning ascribed to that term in subclause 7.1 (f) hereunder;

(bb)
"Prime Rate" means an annual rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of Royal Bank of Canada as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada;

(cc)	"Production and Marketing Contracts" means the agreement or agreements, if any, set out in Schedule "B" under the heading "Production and Marketing Contracts";

(dd)
"Purchaser Financing" means that equity or debt offering undertaken by the Purchaser targeting capital formation in the amount considered acceptable by the Purchaser to fund its first year exploration with respect to the Lands;

(ee)
"Regulations" means all statutes, laws, rules, orders, regulations and directions of governmental and other competent authorities in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets;

(ff)	"ROFRs" means preferential, first purchase or other rights of first refusal;

(gg)
"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

(hh)
"Tangibles" means any Facilities, and any and all other tangible depreciable property and assets which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, separators, pumps, tanks, boilers and communication equipment;

(ii)
"Third Party" means any individual or entity other than a Party including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(jj)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement of Purchase and Sale including the Schedules attached hereto;

(kk)	"Title Defect" means, for the purposes of Article 11,

(i)
a defect or deficiency in the beneficial title of the Vendor to any portion or part of the Assets (in this definition referred to as the "Affected Assets"), which on its own deprives the Vendor of the substantial use, benefit and financial revenue from such Affected Assets, having regard to laws respecting limitations of actions, and is sufficiently adverse such that it would, on a commercially reasonable assessment thereof, cause a purchaser acquiring only those Affected Assets, to not purchase the same having regard to the loss of value in and thereto, but notwithstanding anything to the contrary herein, specifically excludes the Permitted Encumbrances;or

(ii)
with respect to an interest in a particular Asset attributed to the Vendor in this Agreement, Vendor’s actual interest being less than that attributed to it or being subject to a mortgage, charge or other encumbrance, other than Permitted Encumbrances, which is not disclosed by this Agreement;

(ll)
"Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands; including without limitation those, if any, set out and described in Schedule "A"; and

(mm)
"Wells" means all wells which are, have been or may be used in connection with the Petroleum and Natural Gas Rights, including without limitation producing, shut-in, abandoned, water source, water disposal and water injection wells, and without limiting the generality of the foregoing, includes the well or wells, if any, set out in Schedule "A".

1.2	Headings

The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"	- Lands
- Petroleum and Natural Gas Rights
- Wells

Schedule "B"	- Production and Marketing Contracts

Schedule "C"	- Facilities and Leased Tangibles

Schedule "D"	- AFEs

Schedule "E"	- General Conveyance

Schedule "F"	- Disclosure Schedule

Such schedules are incorporated herein by reference as though contained in the body hereof.  Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6	Knowledge or Awareness

Where in this Agreement a representation, warranty or certificate is made on the basis of knowledge or awareness of a Party hereto, such knowledge or awareness consists only of the actual knowledge or awareness, as the case may be, of the officers and employees of such Party having current responsibility for the Assets, and does not include knowledge and awareness of any other person or persons.

1.7	Damages

All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

ARTICLE 2
PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale

Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, subject to and in accordance with the terms of this Agreement.

2.2	Closing

Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained.  Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor's interest in and to the Assets shall be deemed to pass from Vendor to Purchaser at the Closing Time.  Subject to the terms of this Agreement, the Parties shall execute the General Conveyance set out in Schedule "E" at Closing.  If the funds due at Closing are transferred via wire, Closing shall not conclude until Vendor is satisfied that such funds have been deposited into its bank account.

2.3	Specific Conveyances

Vendor shall prepare the Specific Conveyances at its cost, none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement.  All Specific Conveyances that are prepared a reasonable time prior to the Closing Time shall be executed and delivered by the Parties at Closing.  Forthwith after full execution of all Specific Conveyances, Purchaser, with the co-operation of Vendor, shall circulate and register, as the case may be, all Specific Conveyances that by their nature may be circulated or registered and Purchaser shall be responsible for any registration costs.

2.4	Title Documents and Miscellaneous Interests

As soon as practicable after execution hereof, Vendor shall deliver to Purchaser copies of those agreements and documents to which the Assets are subject. The original copies of those contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or to which it gains possession prior to Closing (the "Files") shall be delivered to Purchaser within seven (7) days of Closing.  Notwithstanding the foregoing, if and to the extent such Files also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies.

2.5	Form of Payment

All payments to be made pursuant to this Agreement, and all amounts referred to in this Agreement shall be in Canadian funds.  All payments to be made pursuant to this Agreement shall be made by certified cheque or bank draft, subject to Canadian banking clearance rules.  In the event that certified cheques or bank drafts are not available due to such clearance restrictions, the Purchaser shall wire to Vendor's bank account the Closing funds using the wire information provided to Purchaser prior to the Closing Time by Vendor.

2.6	Cash Purchase Price

The Cash Purchase Price to be paid by Purchaser to Vendor for Vendor's interest in and to the Assets at Closing shall be Two Hundred and Seventy Thousand ($270,000.00) Dollars Cdn. adjusted for interim adjustments pursuant to Article 7 herein;

2.7	Allocation of Cash Purchase Price

The Parties shall allocate the Cash Purchase Price as follows:

Petroleum and Natural Gas Rights	$216,000.00
Tangibles	$53,990.00
Miscellaneous Interests	$10.00

Total	$270,000.00

2.8	Taxes

The Cash Purchase Price does not include any GST or other sales tax. In the event that any governmental agency shall levy any sales, value added or use tax or any tax of a similar nature relating to the conveyances described in this Agreement, including the GST, the Purchaser in each case agrees to pay to Vendor at Closing an amount equal to such taxes or levies.  Vendor shall remit such amount to the appropriate taxation authorities in accordance with the Excise Tax Act (Canada) and such other legislation affecting sales taxes (unless it is the Purchaser's responsibility to so make the payment pursuant to the Regulations). After Closing, the Purchaser shall be responsible for any amounts of GST or any sales, value added or use tax and any similar tax, fee or levy relating to the conveyance described in this Agreement, which is in excess of the amounts collected by Vendor at Closing.  Vendor's Goods and Services Tax registration number is 86781 4451 RT0001.  The Purchaser shall provide Vendor with its Goods and Services Tax registration number no later than the date which is ten (10) days prior to the Closing Time.
.

ARTICLE 3
CONDITIONS OF CLOSING

3.1	Purchaser's Conditions

The obligation of Purchaser to purchase Vendor's interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

(a)	the representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Time;

(b)	all obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

(c)
at or prior to Closing, Vendor shall deliver to Purchaser any releases and registerable discharges (requested by Purchaser a reasonable time prior to the Closing Time) in a form satisfactory to Purchaser, of any adverse liens and encumbrances that are not Permitted Encumbrances and relate to security held by a Third Party against the Assets or any part or portion thereof;

(d)
all approvals, consents, or other restrictions contained in the Title Documents and arising by virtue of the purchase, transfer, sale, or assignment of the Assets shall have been waived, or complied with, by the Parties;

(e)
within 15 days of the date of this Agreement, Purchaser shall be satisfied in its own discretion of the results of Purchaser's due diligence including, but not limited to assessments of site conditions, and review of documents produced in connection with Article 10 hereof;

(f)
there shall be no adverse substantial damage or alteration to the Assets (other than a cessation of production of Petroleum Substances, a decline in the market value of the Assets or future cash flow therefrom, or the quality, quantity or recoverability of the Leased Substances) between the date hereof and the Closing Time, other than that to which Purchaser has provided its consent;

(g)	Purchaser's rights to terminate this Agreement pursuant to Article 11 hereof; and

(h)	the Purchaser Financing shall have closed.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Purchaser, at or before the Closing Time, Purchaser may rescind this Agreement by written notice to Vendor.  If Purchaser rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in clauses 3.3 and 13.14.

3.2	Vendor's Conditions

The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:

(a)	the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time;

(b)	all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

(c)	all amounts to be paid by Purchaser to Vendor at Closing shall have been paid to Vendor in the form stipulated in this Agreement; and

(d)
 At Closing, the Purchaser shall deliver to Vendor any additional documents, agreements and other assurances that the Purchaser has covenanted to provide in association with the transaction described herein.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Vendor, at or before the Closing Time, Vendor may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser.  If Vendor rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in clauses 3.3 and 13.14.

3.3	Efforts to Fulfil Conditions Precedent

Purchaser and Vendor shall proceed diligently and in good faith and use all reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent.  If there is a condition precedent that is to be satisfied or complied with prior to the Closing Time, and if, by the time the condition precedent is to be satisfied or complied with, the Party for whose benefit the condition precedent exists fails to notify the other Party whether or not the condition precedent has been satisfied or complied with, the condition precedent shall be conclusively deemed to have been satisfied or complied with.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Vendor

Vendor hereby provides to Purchaser the disclosures set out on Schedule "F" relative to the Assets.  Purchaser acknowledges that it is purchasing Vendor's interest in and to the Assets on an "as is, where is" basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or any Third Party, whether verbal or in writing and whether contained herein including in a schedule attached hereto or otherwise, except that Vendor makes only the following representations and warranties to Purchaser, no claim in respect of which shall be made or be enforceable by Purchaser unless written notice of such claim, with reasonable particulars, is given by Purchaser to Vendor within a period of twelve (12) months from the Closing Time:

(a)
Vendor is a general partnership and is duly organized, validly existing and is authorized to carry on business in the jurisdiction(s) in which the Assets are located, and the managing partner of Vendor is Devon Canada Corporation, a corporation duly incorporated, validly existing and is authorized to carry on business in the jurisdiction(s) in which the Assets are located.  Vendor now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)
the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, partnership, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Vendor is bound;

(c)
the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgement, decree, order, statute, regulation, rule or license applicable to Vendor;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

(e)
except for consent required from the Crown in right of the Yukon Territory with regard to the transfer and assignment of all requisite approvals, licenses and permits pertaining to the Assets and the operatorship of the Assets from Vendor to Purchaser, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force, or those to be received under the Competition Act (Canada), if applicable;

(f)
Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

(g)
Vendor is not a non-resident within the meaning of section 116 of the Income Tax Act (Canada) and the interest of Vendor in and to the Assets does not constitute all or substantially all the property of Vendor;

(h)
other than Permitted Encumbrances, (i) Vendor has not alienated or encumbered the Assets or any part or portion thereof, (ii) Vendor has not committed any act or omission and is not aware of there having been committed any act or omission by any Third Party whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and (iii) the Assets are now free and clear of all liens, royalties, conversion rights and other claims of Third Parties, created by, through or under Vendor and Vendor has no reason to believe that any such claims may be made;

(i)
subject to the rents, covenants, conditions and stipulations in the Title Documents and the Permitted Encumbrances, from and after Closing, Purchaser will be entitled to hold and enjoy the interests in the Assets attributed to the Vendor herein for Purchaser's own use and benefit without any interruption of or by Vendor or any Third Party claim by, through or under Vendor;

(j)
no suit, action or other proceeding before any court or governmental agency has been commenced and served against Vendor in respect of or relating to the Assets or, to the best of the knowledge, information and belief of Vendor, has been threatened or commenced against Vendor, in respect of or relating to the Assets;

(k)
all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Assets have been fully paid, including without limitation (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefor, and (iii) all amounts due and payable in connection with Permitted Encumbrances;

(l)
in respect of the Assets, except in connection with the AFEs, at the Effective Date, there are no financial commitments agreed to by Vendor which are over $25,000.00 (Vendor's share), other than usual operating expenses incurred in the normal conduct of operations and budgeted capital and expenditures, or those that may be terminated without penalty after Closing by Purchaser;

(m)
except for the Production and Marketing Contracts, Vendor is not a party to and Vendor's interest in and to the Assets is not otherwise bound or affected by any (i) production sales contracts pertaining to the Leased Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), (ii) gas balancing or similar agreements pertaining to the Leased Substances or any of them, (iii) agreements for the transportation, processing or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them, (iv) agreements for the contract operation by a Third Party of the Assets or any of them, (v) agreements to provide transportation, processing or disposal capacity or service to any Third Party, and (vi) any take or pay or similar obligation related to the Assets;

(n)
no tangible depreciable property and assets which are used, were used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, has been removed from its location since the Effective Date;

(o)
none of the interest of Vendor in and to the Assets is subject to any ROFRs created by, through or under Vendor or that become operative by virtue of this Agreement or the transaction to be effected by it;

(p)
Vendor has not failed to comply with, perform, observe or satisfy any material term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Assets are subject;

(q)
Vendor has not received notice of default and is not, to the knowledge, information and belief of Vendor, in any default under any obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(r)	Other than as described in Schedule "F", Vendor has not received:

(i)
any orders or directives which relate to Environmental Matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)
any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

(s)
in respect of the Assets that are operated by Vendor, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

(t)
any and all operations of Vendor, and to the knowledge of Vendor, any and all operations by Third Parties, on or in respect of the Assets, have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable Regulations in effect at the relevant time;

(u)
except as specifically identified in Schedule "A", no obligations have accrued pursuant to the Title Documents that may be satisfied by the drilling of a well, the payment of compensatory royalty or the surrender of some or all of the interests granted, reserved or otherwise conferred pursuant to the Title Documents, other than obligations that have been satisfied (by means other than by the payment of compensatory royalties) or have been permanently waived;

(v)
except as specifically identified in Schedule "A", there are no active area of mutual interest provisions in any of the Title Documents or other agreements or documents to which the Assets are subject;

(w)
except as specifically identified in Schedule "A" and excepting production limits of general application in the oil and gas industry, none of the Wells is subject to production or other penalties imposed by the Title Documents or by any other agreements and documents to which the Assets are subject, or by any Regulations;

(x)
current and complete copies of all contracts, agreements, commitments, instruments and other documents identified in any of the Schedules hereto, including the Title Documents, have been made available for inspection by Purchaser; and

(y)
to the best of its knowledge, the Vendor is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment (including pay equity), wages and hours, and health and safety, and there are no outstanding orders against the Vendor in relation to the foregoing in respect of the operation of the Lands or the Assets.

4.2	Limitation

(a)
Vendor makes no representations or warranties except as expressly set forth in clause 4.1 and, in particular, and without limitation, Vendor hereby expressly negates any representations or warranties by it (except those contained in clause 4.1) whether contained in any information, memorandum or otherwise, whether provided to Purchaser directly or through Vendor's agents, with respect to:

(i)	any data or information supplied by Vendor in connection herewith;

(ii)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

(iii)	the value of the Assets or the future cash flow therefrom;

(iv)	the quality, condition, fitness or merchantability of any tangible depreciable equipment or property interests which are comprised in the Assets, or the condition of any Miscellaneous Interests; and

(v)	the title of Vendor in and to the Assets.

(b)
Purchaser acknowledges that it has only relied upon the representations and warranties contained in clause 4.1 and not on any representations or warranties outside this Agreement and Vendor shall have no liability, whether under contract, tort, statute or otherwise in respect of any statements, information, representations or warranties made by it or by its employees, agents or representatives, except liability for the representations and warranties contained in clause 4.1, which liability shall be subject to the limitations contained in this Agreement.  Purchaser acknowledges and confirms that except for the representations and warranties in clause 4.1, it has performed its own due diligence and has relied, and will continue to rely, upon its own engineering and due diligence with respect to the state or condition of the Assets and further confirms that it has reviewed all materials, data and other information available for review in any data rooms established for the marketing of the Assets.

4.3	Representations and Warranties of Purchaser

Purchaser makes the following representations and warranties to Vendor, no claim in respect of which shall be made or be enforceable by Vendor unless written notice of such claim, with reasonable particulars, is given by Vendor to Purchaser within a period of twelve (12) months from the Closing Time:

(a)
Purchaser is a corporation duly organized, validly existing and, at the Closing Time shall be authorized to carry on business in the jurisdiction(s) in which the Assets are located.  Purchaser now has good right, full power and absolute authority to purchase and acquire the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

(b)
the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c)
the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgement, decree, order, statute, regulation, rule or license applicable to Purchaser;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)
except for consent required from the Crown in right of the Yukon Territory with regard to the transfer and assignment of all requisite approvals, licenses and permits pertaining to the Assets and the operatorship of the Assets from Vendor to Purchaser, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)
Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Vendor shall have any obligation or liability;

(g)	Purchaser is entering into this Agreement and will acquire the Assets for itself and not as agent or representative for any other Third Party; and

(h)	Purchaser shall comply with any of the provisions of the Investment Canada Act, if applicable.

ARTICLE 5
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

5.1	Vendor's Indemnities for Representations and Warranties

Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all Losses suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in clause 4.1 been accurate and truthful, provided however that nothing in this clause 5.1 shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in clause 4.1 if and to the extent that Purchaser did not rely upon such representation or warranty.

5.2	Purchaser's Indemnities for Representations and Warranties

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in clause 4.3 been accurate and truthful, provided however that nothing in this clause 5.2 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in clause 4.3 if and to the extent that Vendor did not rely upon such representation or warranty.

5.3	Time Limitation

No claim under this Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from the Closing Time.

ARTICLE 6
PURCHASER'S INDEMNITIES

6.1	General Indemnity

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after the Closing Time and which relates to the Assets, provided however that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses suffered, sustained, paid or incurred by Vendor which arise out of a breach of Vendor's representations and warranties contained in clause 4.1 hereunder.

6.2	Limitation

Notwithstanding any other provision in this Agreement: (i) neither Party shall be responsible for indirect or punitive damages (including without limitation consequential losses or loss of profits) suffered or incurred by the other Party; and (ii) Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to clause 5.1 and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any Losses suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to clause 5.2, in both cases disregarding the time limit set out in clause 5.3.

ARTICLE 7
OPERATING ADJUSTMENTS

7.1	Operating Adjustments

(a)
Subject to all other provisions of this Agreement, all benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, including without limitation maintenance, development, operating and capital costs, government incentives, royalties and other burdens, and proceeds from the sale of production (except in the case of gas that is not dedicated to specific sales contracts or other arrangements, where the adjustment will be based on the weighted average price received by Vendor for such gas produced after the Effective Date from the province in which the gas is sold and referred to by Vendor as Vendor's "Corporate Pool Price"), whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Effective Date in accordance with generally accepted accounting principles.  Notwithstanding the generality of the foregoing, the following principles shall apply to adjustments made under this article:

(i)
all costs incurred in connection with work performed or goods and services provided in respect of the Assets will be deemed to have accrued as of the date the work was performed or the goods and services were provided, regardless of the time those costs became payable;

(ii)
advances, cash calls and deposits by the Vendor for operations pertaining to the Assets will be adjusted under this Article, or replaced by Purchaser, and, if adjusted, will be transferred to, and be for the benefit of the Purchaser;

(iii)
adjustments in respect of production, if any, shall be made in favour of Vendor in respect of production beyond the wellhead at or before the Effective Date and in favour of Purchaser in respect of all other production;

(iv)	the adjustments shall constitute an increase or decrease, as the case may be, to the Cash Purchase Price and to the amount allocated to the Petroleum and Natural Gas Rights;

(v)	all surface and mineral lease payments and all taxes shall be apportioned on a per diem basis as of the Effective Date;

(vi)
Vendor shall report all net revenue received or accrued between the Effective Date and Closing Date as its own, for income tax purposes.  Adjustments in favour of the Vendor shall be made in an amount equal to the income taxes payable on the Assets' operating income (being field revenue less royalties and operating costs), from the Effective Date until Closing Time at the deemed rate of twenty five (25%) percent of operating income;

(vii)
there will be no adjustments for royalty tax credits or other similar incentives that accrue to a Party because of financial or organizational attributes specific to it, other than gas cost allowances (or similar cost allowances); and

(viii)
Vendor has hired Third Party auditors and accountants to prepare a financial audit of the Assets such that Purchaser may be able to comply with any security exchange commission requirements in the United States of America applicable to the closing of the transactions contemplated by this agreement.  The Third Party costs and expenses attributable to such audit conducted by Vendor shall be added to the statement of adjustments set out hereunder for Purchaser's account. Vendor confirms that such adjustment is approximately Twenty Five Thousand ($25,000) Dollars plus any additional work requested by Purchaser after October 1, 2011.

(b)
Vendor shall, no later than the date which is three (3) Business days prior to the Closing Time, provide Purchaser with a written statement of all such adjustments to be made at Closing, and shall cooperate with Purchaser to enable Purchaser to verify the accuracy of such statement.  For the purposes of such interim adjustment, Vendor may use, where necessary, good faith estimates for revenues, expenses and capital items.  No further adjustments or payments shall be made after Closing until the final statement of adjustments is concluded, which shall occur within 180 days of the Closing Time.  The intention of the Parties is that final settlement shall occur by way of the final statement of adjustments, however, it is recognized that adjustments may be made from time to time thereafter, including royalty audits, Crown royalty audits, joint venture audits, plant equalizations, and facility operating agreement 13-month adjustments.  Other than as expressly set out hereunder otherwise, any payments required to be made by one Party to the other as a result of such final adjustment or under the terms of this Agreement, shall be made within thirty (30) Business Days of the receipt of a request for the same and both Parties covenant to make any and all payments within such time period.

(c)
To the extent that a Party believes that an additional adjustment must be made after the final statement of adjustments has been concluded, written notice of the requested adjustment, with reasonable particulars, shall be given to the other Party and the Party receiving such notice shall have the opportunity to review the same.  Subject to a dispute as to the adjustment, the Party required to make a payment pursuant to the adjustment shall make a payment to the other Party within a period of thirty (30) Business Days from the date of receipt of such request.

(d)
The periods for seeking a remedial order contemplated in clause 3(1) of the Limitations Act, RSA 2000, c. L-12, as amended, for any claim (as defined in the said Act) arising in connection with this Agreement, including the adjustments set out in this Article shall, notwithstanding sub-clauses 3(1)(a) and (b) of the said Act, be four (4) years after the claim arose.

(e)
During the Audit Period, both Parties may audit the books, records and accounts of the other respecting the Assets, for the purpose of effecting adjustments pursuant to this Article.  Such audit shall be conducted upon reasonable notice to the Party subject to the audit, at such Party's offices during its normal business hours, and shall be conducted at the sole expense of the Party initiating such audit.  Any claims of discrepancies disclosed by such audit shall be made in writing to the Party being audited within the Audit Period and such Party shall respond in writing to any claims of discrepancies within the Audit Period.  To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within the Audit Period, such audit exceptions may, at a Parties sole option, be resolved by arbitration pursuant to the Arbitration Act of Alberta using one arbitrator mutually chosen by the Parties.

(f)
In the event of a sale of the Assets, or a portion thereof, after the Closing Time, by Purchaser to a Third Party, the Purchaser shall ensure that the covenants relating to the post Closing adjustment process are fully and completely assigned in writing to such Third Party with the written consent of the Vendor, not to be unreasonably withheld (the "Novation").  The Purchaser shall remain solely liable for the collection of any amounts or the payment obligations of any monies under this Agreement (the "Post Closing Financial Obligations") to Vendor until such time as the Novation has been fully executed as noted above.  In addition, Purchaser shall indemnify Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor which arise out of the Post Closing Financial Obligations, until the full execution of the Novation as noted above.  Notwithstanding the Novation, Purchaser shall remain solely liable for and shall continue to maintain its obligations and covenants to Vendor hereunder for such time period prior to the effective date of the Novation.

(g)
The collection of overpayments or the payment of underpayments, as the case may be, arising as a consequence of royalty audits, Crown royalty audits, joint venture audits, plant equalizations, and facility operating agreement 13-month adjustments relating to the Assets that:

(i)	pertain to the period prior to the Closing Time and for which audit queries are outstanding at the Closing Time; or

(ii)	that occur within four (4) years after the Closing Time;

shall be the initial responsibility of Purchaser, on its behalf and on behalf of the Vendor.  If Purchaser collects overpayments or is liable to make a payment for an underpayment, and either Vendor is entitled to such overpayment or a portion thereof, or for which underpayment Vendor is liable in whole or in part, Purchaser shall, within thirty (30) days of such collection or liability for payment of such amounts, prepare a written and detailed statement of all such adjustments and deliver such statement to Vendor.  Within thirty (30) Business Days of receipt of such statement, such adjustments shall be settled by payment to or by Vendor and Purchaser, as the case may be.

(h)
Payments of lessor royalties, relating to the production months prior to the Closing Time for which production revenue has been received by Vendor shall be paid by Vendor, either before or after the Closing Time, and will be dealt with by way of the statement of adjustments described herein for those production months between the Effective Date and the Closing Time.

(i)
After Closing, the Purchaser shall make commercially reasonable efforts to assist Vendor in collecting any monies under the joint accounts pertaining to the Assets which may be due and owing to Vendor from third parties and joint interest partners with respect to the Assets and operations thereon.

(j)
From the Effective Date until the Closing Time, Vendor, where operator, shall be entitled to retain all overhead recoveries earned pursuant to any Title Document(s), and the adjustments in favour of Vendor under this Article shall include any and all such overhead chargeable and recovered by Vendor for this time period.

(k)
Any amount owing to a Party by the other Party hereunder after Closing and remaining unpaid shall bear interest, compounded and computed monthly at the rate of two (2%) percent above the Prime Rate, from the day that amount was due to be paid until the day it is paid, regardless of whether the Party has given the other Party prior notice of the accrual of interest hereunder.

(l)
After Closing, if Vendor is required or elects to make any payments on Purchaser's behalf, in relation to the Assets and pertaining to the time period after the Effective Date, Vendor shall be entitled to cash call or joint interest bill Purchaser for such amounts, in addition to the mechanism under this Article 7, and Purchaser shall promptly pay Vendor such cash call or joint interest billings within three (3) Business Days of receipt thereof.

(m)
In addition to any rights now or hereafter granted or available to a Party ("Affected Party") in law, equity or otherwise, and not by way of limitation of any such rights, in the event of a failure by a Party (the "Defaulting Party") to pay any amounts due and owing under this Agreement to the Affected Party, any Affected Party shall have the right (and is hereby authorized by the Defaulting Party) at any time and from time to time to set-off and to apply against any indebtedness owing by such Affected Party to the Defaulting Party under any other agreements, joint interest billings, cash calls, advances or otherwise, any and all amounts owing by the Defaulting Party to such Affected Party under this Agreement.

ARTICLE 8
MAINTENANCE OF ASSETS

8.1	Maintenance of Assets

From the date hereof, until the Closing Time, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which the Assets are subject:

(a)	maintain the Assets in a proper and prudent manner in material compliance with all applicable Regulations; and

(b)	pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time;

however, notwithstanding any other covenant to maintain, produce and operate hereunder, nothing herein shall be deemed to prevent Vendor from ceasing to produce Petroleum Substances to the extent production of Petroleum Substances has become uneconomic in Vendor's sole discretion, acting reasonably.

8.2	Consent of Purchaser

Notwithstanding clause 8.1, Vendor shall not from the date hereof to the Closing Time, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

(a)
make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share is in excess of $25,000.00, except in the case of an emergency, in the case of the Yukon government requiring an expenditure to maintain the Assets, or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)	surrender or abandon any of the Assets;

(c)	materially amend or wholly terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets; or

(d)	sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Leased Substances or any of them in the normal course of business.

ARTICLE 9
PRE-CLOSING INFORMATION

9.1	Production of Documents

At all reasonable times from the date hereof until the Closing Time, Vendor shall make available to Purchaser and Purchaser's counsel in Vendor's offices in Calgary the following books, accounts, documents, files and information pertaining to the Assets:

(a)	all of the Title Documents and any other agreements and documents to which the Assets are subject;

(b)	evidence available with respect to the payment of all bonuses, rentals and royalties due under the Title Documents;

(c)	facilities maintenance records to the extent available;

(d)	litigation records and status documentation, if any;

(e)	correspondence files;

(f)	lease and contract records;

(g)	mortgages, deeds of trust, security agreements, chattel mortgages and other encumbrances affecting the Assets;

(h)	evidence with respect to the payment of all taxes, charges and assessments pertaining to the Assets;

(i)	production records, ownership maps and surveys;

(j)	processing and pipeline agreements, permits, easements, licenses and orders;

(k)	all documents and information relevant to environmental damage or contamination or other environmental problems pertaining to the Assets;

(l)	accounting records, policies of insurance, consulting agreements, field contracts and other agreements relating to the operation of the Assets; and

(m)	any other records, documents or information available and pertaining to the Assets that the Purchaser might reasonably request.

ARTICLE 10
TITLE DEFECTS

10.1	Title Review

Purchaser shall conduct its review of Vendor's title to the Assets with reasonable diligence.  From time to time, as soon as reasonably practicable after determination, and in any event no later than ten (10) Business Days before the Closing Time, Purchaser shall notify Vendor in writing of the Title Defects (which shall exclude Permitted Encumbrances and any matters disclosed in this Agreement).  Such notice shall include a description of each Title Defect and the interests affected thereby, the value allocated by Purchaser, acting reasonably, to the affected interest and the amount, in Purchaser's opinion, acting reasonably, by which the value of each affected interest has been reduced by the Title Defect.  Failure to include all of the foregoing in a written notice or failure to include a Title Defect in a written notice shall be deemed to be a waiver of such Title Defect for the purposes of this Article 10.  Purchaser shall not provide notice of any individual Title Defects that have a value of less than $100,000.00 net to Vendor, and such Title Defects shall not be considered Title Defects hereunder.

10.2	Title Defect Rectification by Vendor

Vendor shall use all commercially reasonable efforts to cure or rectify the Title Defects of which Purchaser gives notice pursuant to clause 10.1.  If any such Title Defects are not cured or removed prior to the Closing Time, Purchaser shall be obligated to proceed with the Closing, subject to any right of termination pursuant to clause 10.3.

10.3	Termination on Title Defects

Prior to the Closing Time, Purchaser may terminate this Agreement in its entirety where the cumulative amount by which the value of any Title Defects is, in Purchaser's opinion acting reasonably, more than $2,000,000.00.  In all cases, in order for this right of termination to be operative, Purchaser shall provide to Vendor a written notice of Title Defects, and such notice shall include the nature of the Title Defect a breakdown of the total cumulative value among each of the Assets affected by each of the Title Defects, and the information required in such notice under clause 10.1.  If Vendor agrees, acting reasonably that the value or values, as the case might be, allocated by Purchaser are reasonable, the Parties shall be released of all obligations hereunder except clause 13.14

10.4	Title Disputes

If Vendor disagrees, acting reasonably, with the existence of Title Defects, or the value or values allocated by Purchaser to the Title Defects, Vendor shall have the sole option to terminate this Agreement by written notice to Purchaser, or to delay Closing and refer the matter in dispute to arbitration.  If Vendor elects to delay Closing and refer the matter in dispute to arbitration, the Parties shall forthwith meet in good faith to discuss the issue.  If after such a meeting the issue has not been resolved or if a Party does not forthwith meet to discuss the issue, the issue shall be resolved by a single arbitrator pursuant to the provisions of the Arbitration Act (Alberta).  The decision of the arbitrator shall be final and shall not be subject to review.  All costs of arbitration shall be borne by the Parties equally.  The arbitrator will be asked to render a decision within thirty (30) days of being presented with its instructions as to the arbitration.

ARTICLE 11
WELL AND FACILITY LICENSE TRANSFERS

11.1	Deposit Requirements

Provided Closing has occurred, if, for any reason, the regulatory body having jurisdiction over the licencing and operations in relation to the Assets requires the Purchaser to make a deposit in order to approve the transfer of the licenses, permits or approval  or any of them the Purchaser shall and covenants to immediately make such deposits.

ARTICLE 12
EMPLOYEES

12.1	Offers of Employment

Purchaser shall not make any contact with any employees of Vendor in the field pertaining to the Assets except with the express consent of Vendor or as set out in this Agreement.  Upon execution of this Agreement by Purchaser, Vendor shall under separate cover, provide Purchaser with a list of all field employees associated with the operation of the Assets which Vendor is willing to allow Purchaser to hire (the “Employee Schedule"), along with all pertinent information relative to each employee reasonably required, in order for Purchaser to be able to make an initial assessment whether it wishes to make an offer of employment to any such employee.  In no event shall the Purchaser be entitled to any files or private employee information contained in Vendor's files relative to such employees which, is contrary to applicable privacy legislation.  Purchaser shall provide Vendor with notice of which employees, if any, the Purchaser wishes to make offers of employment to, Vendor and Purchaser agree to cooperate with each other in order for Purchaser to conduct interviews with each such employee.  Purchaser shall offer employment to such employees selected by Purchaser as Purchaser may decide, conditional upon Closing and effective as of the Closing Time, which offer shall include, without limitation, (i) duties and responsibilities (including reporting responsibilities), (ii) the titles and salaries described in the Employee Schedule, and (iii) the overall value of the benefits provided to the employee under the employee plans of the Vendor described in the Employee Schedule.  On or before 4:00 p.m. Calgary time three (3) Business Days prior to the Closing Time, Purchaser shall provide a written list to Vendor showing which of such employees have accepted employment with Purchaser effective as of the Closing Time (the "Employees").

12.2	Severance Obligations

Subject to clause 12.5, Vendor shall be responsible for all obligations, costs and expenses (including all legal fees on a solicitor and his own client basis), arising in respect of the termination of employment of any employee who is not offered employment by Purchaser in accordance with clause 12.1 and Vendor shall indemnify and hold harmless Purchaser from any Losses which Purchaser may suffer, sustain, pay or incur in respect of such employees.

12.3	Recognition of Service

Purchaser agrees that it shall recognize the period of service which an Employee has had with Vendor and its predecessors for all purposes of such Employee's employment with Purchaser following Closing including, without limitation, for purposes of determining future vacation, benefit, pension and severance entitlements.

12.4	Obligations to Employees

Vendor shall be responsible for discharging all obligations and liabilities accrued in respect of the Employees up to the close of business on the day immediately preceding the Closing Time including, without limitation, wages, salaries, vacation pay, workers' compensation and premiums for employment insurance, Canada Pension Plan, Alberta Health Care and other health care plans, life insurance, long term disability, self-insured short term disability and accidental death and dismemberment insurance plans and group registered retirement savings plans and subject to clause 12.5, shall indemnify and save harmless Purchaser from all Losses which it may suffer, sustain, pay or incur in respect thereof.  Provided Closing occurs, Purchaser shall, subject to the provisions of clause 12.2, assume all such obligations and liabilities accrued in respect of the Employees (which for the avoidance of doubt excludes all employees not offered employment with Purchaser) from and after the close of business on the day immediately preceding the Closing Time and shall indemnify and save harmless Vendor from all Losses which it may suffer, sustain, pay or incur in respect thereof.

12.5	Additional Provision

If as a consequence of Closing, Vendor terminates the employment of an employee listed on the Employee Schedule and Purchaser hires or provides a consulting arrangement to such person otherwise than in accordance with this Article 12 for a period of six (6) months from the Closing Time, Purchaser shall reimburse Vendor for any and all costs, expenses and Losses previously paid by Vendor to such employee as a result of such termination, that would not otherwise be payable had Purchaser made an offer of employment to such employee pursuant to Article 12, and such payments shall be dealt with as an adjustment in Article 7 hereunder.

ARTICLE 13
GENERAL

13.1	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13.2	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement.  There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

13.3	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto, other than any closing agreements which may be signed contemporaneously herewith shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.  No amendments shall be made to this Agreement unless in writing, executed by the Parties.  This Agreement and any ancillary closing agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof with the exception of the Confidentiality Agreement signed between the Parties on October 13, 2010, which shall be effective until Closing.

13.4	Subrogation

The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

13.5	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta.  The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

13.6	Assignment and Enurement

(a)
Purchaser may assign this Agreement to a direct or indirect wholly-owned subsidiary without the consent of Vendor, provided that in the event of such assignment the assignor shall remain liable for any of the affiliate assignee's obligations under this Agreement, unless otherwise consented to in writing by Vendor, which consent may be unreasonably and arbitrarily withheld.

(b)
Subject to clause 13.6(a), this Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. Subject to the foregoing, this Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

13.7	Time of Essence

Time shall be of the essence in this Agreement.

13.8	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor -	c/o Devon Canada
2000, 400 - 3rd Avenue S.W.
Calgary, Alberta
T2P 4H2

	Attention:	Land Department
	Fax:	(403) 232-7429

Purchaser -	EFL Overseas, Inc.
333 North Sam Houston Parkway East
Suite 600
Houston, Texas 77024

	Attention:	Keith Macdonald or Robert Wesolek
	Fax:	(281) 260-1010

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted;

(c)
except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing; or

(d)
by package delivery service, signature required, to a Party at the address of such Party set out above, in which case the item shall be deemed to have been received by that Party upon signature receipt.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Parties.

13.9	Operatorship

Purchaser acknowledges that Vendor is unable to assign to Purchaser operatorship of the Assets, if any, operated by Vendor and in respect of which Vendor does not have a 100% interest.  Vendor shall, however, use reasonably commercial efforts to assist Purchaser in its attempts to obtain operatorship.

13.10	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.11	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred.  No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

13.12	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

13.13	Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.

13.14	Confidentiality and Public Announcements

Each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, (ii) in connection with obtaining consents,, pursuing financing or operational partners, or complying with preferential, pre-emptive or first purchase rights contained in Title Document(s) and any other agreements and documents to which the Assets are subject, or (iii) if required to procure the consent of Vendor's lenders, however in such instances, the Parties shall advise each other in advance of any such statement or disclosure which they propose or are required to make and shall make all reasonably commercial efforts to prevent the release of any and all parts of the information not required to be disclosed or released.

13.15	Recognition

(a)	If Closing occurs, then, from the Closing Time until the date on which Purchaser becomes recognized in the place of Vendor in respect of the Assets, Vendor shall:

(i)
hold title to such Assets, or any portion thereof, in trust for Purchaser, represent Purchaser and receive and hold all proceeds, benefits and advantages accruing in respect of the Assets for the benefit, use and ownership of Purchaser;

(ii)
on a monthly basis and in any event within thirty (30) days of its receipt thereof, deliver to Purchaser all revenues, proceeds and other benefits attributable to production after the Effective Date received by Vendor in respect of the Assets together with the relevant statements of operations and related documents;

(iii)
in order to permit Purchaser to exercise its rights in accordance with the terms of the relevant Petroleum and Natural Gas Rights and Miscellaneous Interests, Vendor shall promptly deliver to Purchaser all Third Party notices and communications received by Vendor in respect of the Assets;

(iv)
in order to permit Purchaser in respect of the Assets to make all required payments in a timely fashion, promptly deliver to Purchaser all Third Party invoices, cash calls and other billings in respect of such Assets; and

(v)
in a timely manner deliver to Third Parties all notices and communications as Purchaser in respect of the Assets may reasonably request in writing and all monies and other items provided in respect thereof.

(b)
In consideration of Vendor agreeing to the provisions in respect of the Assets in subclause 13.15(a), Purchaser shall be liable to and shall indemnify and save harmless Vendor from and against all Losses which may be brought against or which Vendor may suffer, sustain pay or incur arising from the participation by Vendor in the procedures set out in clause 13.15(a) in respect of the Assets, insofar as such Losses are not a result of the gross negligence or wilful misconduct of Vendor or any of its directors, officers, servants, agents or employees.

13.16	Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser.  A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

DEVON CANADA, by its Managing partner, Devon Canada Corporation		EFL OVERSEAS, INC.

Per:	/s/ Dennis Eisner	Per:	/s/ Keith Macdonald
Per:	Dennis Eisner,	Per:	Keith Macdonald,
	Manager, Land		Chief Executive Officer